Contact:	John D. Liu, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS THIRD QUARTER
EARNINGS PER SHARE OF $0.48

•	Quarterly Advisory Revenues Up 35%; Year-to-Date Advisory Revenues Up 65% and Exceed Record Full Year 2005 Results

•	Achieved Fund Raising Goal for Greenhill SAVP, Its First Venture Capital Fund

•	Announced in October Plans to Launch European Merchant Banking Business

NEW YORK, October 19, 2006 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $57.6 million and net income of $14.2 million for the quarter ended September 30, 2006. Diluted earnings per share were $0.48 per share for the quarter.

The Firm’s third quarter revenues compare with revenues of $66.0 million for the third quarter of 2005, which represents a decrease of $8.4 million or 13%. On a year-to-date basis, revenues through September 30, 2006 were $217.9 million, compared to $139.4 million for the comparable period in 2005, representing an increase of $78.5 million or 56%.

The Firm’s third quarter net income and diluted earnings per share in 2006 compare with net income of $17.8 million and diluted earnings per share of $0.58 per share in the third quarter of 2005, which represents decreases of 21% and 17%, respectively. On a year-to-date basis, net income was $55.7 million through September 30, 2006, compared to net income of $34.8 million for the comparable period in 2005, which represents an increase of 60%.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.

‘‘Our strategy involves adding managing directors who will complement our industry expertise and add geographic coverage. The breadth in the sources of our recent advisory revenues validates this strategy. Our status as a leading advisor globally continues to grow,’’ Robert F. Greenhill, Chairman and CEO, said.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three-month and nine-month periods ended September, 2006 and 2005, respectively:

	Three Months Ended
	September 30, 2006		September 30, 2005
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$47.6	83%	$35.3	53%
Merchant Banking Fund Management & Other	10.0	17%	30.7	47%
Total Revenues	$57.6	100%	$66.0	100%

	Nine Months Ended
	September 30, 2006		September 30, 2005
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$150.7	69%	$91.1	65%
Merchant Banking Fund Management & Other	67.2	31%	48.3	35%
Total Revenues	$217.9	100%	$139.4	100%

Financial Advisory Revenues

Financial advisory revenues were $47.6 million in the third quarter of 2006 compared to $35.3 million in the third quarter of 2005, which represents an increase of 35%. For the nine months ended September 30, 2006, Financial Advisory Revenues were $ 150.7 million compared to $91.1 million for the comparable period in 2005, representing an increase of 65%.

Completed assignments in the third quarter of 2006 included:

•	the representation of the Official Committee of Unsecured Creditors in the chapter 11 proceedings and sale of Adelphia Communication Corporation to Time Warner Inc. and the Comcast Corporation;

•	the acquisition by Aggregate Industries Limited, a subsidiary of Holcim Ltd, of Foster Yeoman Ltd;

•	the sale by Daily Mail and General Trust plc of Study Group International to CHAMP Private Equity;

•	the representation of the special committee of the Board of Directors of Forest City Enterprises, Inc. in the restructuring of its ownership interests in Forest City Ratner Companies;

•	the sale of Paladin Brands to Dover Corporation;

•	the representation of the independent committee of Board of Directors of Reckson Associates Realty Corporation in its pending sale to SL Green Realty Corporation;

•	the sale by Topaz Power Partners of a portfolio of power assets to an affiliate of the Carlyle Group and Riverstone Holdings;

•	the acquisition by Sage Group Plc of Emdeon Practice Services; and

•	the demerger by WH Smith plc of its Retail business.

The Firm also benefited from a high level of retainer and other advisory fees unrelated to transaction completions.

The increase in our financial advisory revenues in the third quarter of 2006 reflected our continuing business development efforts and generally high levels of M&A volume.

‘‘The third quarter was a good one in terms of completed transactions but even better in terms of announcements. With nearly a quarter of our advisory Managing Directors having joined us only this year, our prospects for continued momentum in our advisory activities look strong,’’ Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

Merchant Banking Fund Management & Other

The following table sets forth additional information relating to our merchant banking fund management and other income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in millions, unaudited)
Management fees	$4.1	$3.4	$11.2	$7.9
Net realized and unrealized gains on investments in GCP	2.8	14.2	22.1	20.8
Merchant banking overrides	2.2	12.1	31.5	16.9
Other unrealized investment income	0.1	0.2	0.2	0.5
Interest income	0.8	0.8	2.2	2.2
Merchant banking & other income	$10.0	$30.7	$67.2	$48.3

The Firm earned $10.0 million in merchant banking fund management & other revenues in the third quarter of 2006 compared to $ 30.7 million in the third quarter of 2005, representing a decrease of 67%. This decrease is primarily due to lower realized and unrealized principal investment gains in the Greenhill Capital Partners (‘‘GCP’’) portfolio and a decrease in the recognized amounts of profit overrides associated with gains in the GCP portfolio, offset partially by higher asset management fees resulting from greater assets under management.

During the third quarter of 2006, GCP announced the sale of two portfolio companies – Republic Companies Group, Inc. (NASDAQ: RUTX) and Peach Holdings, Inc. (LSE: PSF). In August 2006, Delek Group Ltd., an Israeli conglomerate, announced it had reached an agreement to acquire Republic Companies in a cash transaction. In September 2006, affiliates of Credit Suisse Group announced an agreement to acquire Peach Holdings for £404 million ($756 million). GCP will receive cash and retain a small ownership stake in Peach Holdings. In total, GCP (and the Firm) earned revenues relating to six portfolio companies and incurred losses relating to three portfolio companies in the third quarter of 2006.

In terms of new investment activity during the third quarter of 2006, GCP invested an additional $74.0 million (10% of which was Firm capital), consisting of new investments and add-on investments in existing portfolio companies, as compared to $18.2 million (12% of which was Firm capital) invested in the same period in 2005. For the first nine months, GCP has invested $98.0 million (10% of which was Firm capital) in new investments and add-on investments in existing portfolio companies, as compared to $102.9 million (11% of which was Firm capital) invested in the same period in 2005.

For the first nine months of 2006, the Firm earned $67.2 million in Merchant Banking Fund Management & Other Revenues compared to $48.3 million in the first nine months of 2005, an increase of 39%. The increase was primarily due to higher realized and unrealized investment gains, profit overrides and higher asset management fees.

‘‘We have continued to realize value from our first Greenhill Capital Partners fund, most recently through the announced sale or merger of two of our publicly traded portfolio companies. At the same time, we are pleased with the early development of our second GCP fund portfolio,’’ Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

The Firm also announced during the third quarter of 2006 the recruitment of Kevin A. Bousquette, an experienced private equity investor formerly with Kohlberg Kravis Roberts & Co., as a Managing Director in Greenhill Capital Partners in New York.

In addition, the Firm announced the final closing on Greenhill SAVP, L.P., (‘‘GSAVP’’) our first venture capital fund. GSAVP received total commitments from investors of $101.5 million, including a

$10.9 million capital commitment from the Firm. In addition to the Firm’s capital commitment, managing directors and other professionals of the Firm committed $22.6 million of personal capital to GSAVP. Commitments are expected to be drawn down from time to time to make investments over a period of up to five years.

Subsequent to the quarter end, the Firm announced the recruitment of Brian Phillips to spearhead the establishment of a European primary merchant banking business. Mr. Phillips, who will be based in London, was previously with Legal & General Ventures and has over 20 years of experience as an investment professional.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2006 were $35.5 million, which compares to $37.5 million of total operating expenses for the third quarter of 2005. This represents a decrease in total operating expenses of $ 2.0 million or 5%, which relates principally to a decrease in compensation expense and is described in more detail below. The pre-tax income margin was 38% in the third quarter of 2006 compared to 42% for the third quarter of 2005.

For the nine months ended September 30, 2006, total operating expenses were $126.8 million, which compares to total operating expenses of $83.7 million for the comparable period in 2005. The increase of $43.1 million or 51% relates principally to an increase in compensation expense and is described in more detail below. The pre-tax income margin for the nine months ended September 30, 2006 was 41% compared to 39% for the comparable period in 2005.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in millions, unaudited)
Employee Compensation & Benefits Expense	$26.5	$30.7	$100.0	$62.4
% of Revenues	46%	47%	46%	45%
Non-Compensation Expense	9.0	6.8	26.8	21.3
% of Revenues	16%	10%	12%	15%
Total Operating Expense	35.5	37.5	126.8	83.7
% of Revenues	62%	57%	58%	60%
Minority Interest in Net Income of Affiliates	0.1	0.7	1.8	0.9
Total Income Before Tax	22.1	27.8	89.3	54.8
Pre-tax Income Margin	38%	42%	41%	39%

Compensation and Benefits

Our employee compensation and benefits expenses in the third quarter of 2006 were $26.5 million, which reflects a 46% ratio of compensation to revenues. This amount compares to $30.7 million for the third quarter of 2005, which reflected a 47% ratio of compensation to revenues. The decrease of $4.2 million or 14% is primarily due to the lower level of revenues in the third quarter of 2006 and a lower ratio of compensation to revenues. For the nine months ended September 30, 2006, our employee compensation and benefits expense was $100.0 million, which compares to $62.4 million of compensation and benefits expense for the nine months ended September 30, 2005. The increase of $37.6 million or 60% is primarily due to the higher level of revenues in the first nine months of 2006 compared to the comparable period in 2005. For the nine months ended September 30, 2006, the ratio of compensation to revenues was 46%, which was approximately the same as for the comparable period in 2005.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.

Non-Compensation Expense

Our non-compensation expenses were $9.0 million in the third quarter of 2006, which compared to $6.8 million in the third quarter of 2005, representing an increase of 32%. The increase is related principally to greater occupancy and other costs associated with new office space in London and New York, an increase in information services primarily as a result of the growth in personnel, an additional provision for legal contingencies and the absence of a benefit of a recovery of receivables previously written off in 2006 as compared to the same period in 2005.

For the first nine months of 2006, our non-compensation expenses were $26.8 million, which compared to $21.3 million in the first nine months of 2005, representing an increase of 26%. The increase is related principally to expenses and provisions for legal contingencies, increases in occupancy and other costs associated with new office space in London, New York and Dallas, and greater information services, travel and communications costs primarily as a result of the growth in personnel and business development activities, offset in part by the absence of the third-party fee related to fundraising for GCP II in 2006 as compared to the same period in 2005 and the absence of a charge for uncollectible accounts in 2006 as compared to the same period of 2005.

Non-compensation expenses as a percentage of revenues in the three months ended September 30, 2006 were 16% compared to 10% for the same period in the prior year. This increase principally results from a decrease in revenues and an increase in occupancy costs and a provision for legal contingencies. Non-compensation expenses as a percentage of revenues in the nine months ended September 30, 2006 were 12% as compared to 15% for the same period in the prior year. The decrease results from a modest increase in non-compensation expenses compared to significantly greater revenue.

The Firm’s non-compensation expense as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular period may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

Provision for Income Taxes

The provision for taxes in the third quarter of 2006 was $7.9 million, which reflects an effective tax rate of approximately 36%. This compares to a provision for taxes in the third quarter of 2005 of $10.0 million based on an effective tax rate of approximately 36% for the period.

For the nine months ended September 30, 2006, the provision for taxes was $33.7 million, which reflects an effective tax rate of approximately 38%. This compares to a provision for taxes for the nine months ended September 30, 2005 of $20.0 million based on an effective tax rate of approximately 37% for the period. The increase in the provision for taxes is primarily due the higher pre-tax income in the period and a slightly higher effective tax rate primarily due to the fact that a greater proportion of our income was earned in higher tax rate jurisdictions in the period.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2006, our cash and short-term investment securities totaled $79.7 million, our investments totaled $111.5 million and we had $12.3 million in short-term debt.

We had total commitments (not reflected on our balance sheet) relating to future investments in Greenhill Capital Partners, Greenhill SAVP and other merchant banking activities of $81.5 million as of September 30, 2006. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.

The Firm repurchased 170,500 shares of its common stock in open market purchases at an average price of $56.75 during the third quarter of 2006 and has remaining authorization to repurchase up to $30.3 million of common stock in open market transactions.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.19 per share to be paid on December 13, 2006 to common stockholders of record on November 22, 2006.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt, Toronto and Dallas.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as ‘‘may’’, ‘‘might’’, ‘‘will’’, ‘‘should’’, ‘‘expect’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’ or ‘‘continue’’, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption ‘‘Risk Factors’’.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Financial advisory fees	$47,604,625	$35,299,486	$150,725,168	$91,086,984
Merchant banking revenue	9,193,646	29,911,754	65,034,995	46,174,382
Interest income	841,433	820,434	2,144,616	2,160,453
Total Revenues	57,639,704	66,031,674	217,904,779	139,421,819
Expenses
Employee compensation and benefits	26,471,823	30,707,309	100,048,222	62,360,470
Occupancy and equipment rental	2,418,701	1,801,945	6,668,940	4,765,690
Depreciation and amortization	856,806	622,941	2,049,631	1,897,102
Information services	1,103,871	894,643	3,270,223	2,702,949
Professional fees	990,890	895,362	2,644,360	3,171,177
Travel related expenses	1,112,856	1,215,157	3,773,733	3,619,541
Other operating expenses	2,529,174	1,358,434	8,385,857	5,140,011
Total Expenses	35,484,121	37,495,791	126,840,966	83,656,940
Income before Tax and Minority Interest	22,155,583	28,535,883	91,063,813	55,764,879
Minority interest in net income of affiliates	92,258	696,409	1,754,788	925,384
Income before Tax	22,063,325	27,839,474	89,309,025	54,839,495
Provision for taxes	7,895,499	10,022,201	33,653,275	20,017,218
Net Income	$14,167,826	$17,817,273	$55,655,750	$34,822,277
Average common shares outstanding:
Basic	29,468,127	30,628,431	29,575,097	30,843,199
Diluted	29,571,666	30,765,357	29,711,057	30,923,528
Earnings per share
Basic	$0.48	$0.58	$1.88	$1.13
Diluted	$0.48	$0.58	$1.87	$1.13